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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                               September 11, 1997

                             BAR TECHNOLOGIES INC.
             (Exact name of registrant as specified in its charter)

           Delaware                     333-04254               13-3753384
 (State or other Jurisdiction       (Commission File         (I.R.S. Employer
      of Incorporation)                  Number)           Identification No.)

227 Franklin Street, Suite 300                                    15901
        Johnstown, PA                                           (Zip Code)
    (address of principal
      executive offices)

Registrant's telephone number, including area code (814) 533-7200


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Item 5.

                                 [BARTECH LOGO]

FOR IMMEDIATE RELEASE                     BarTech
                                          227 Franklin Street
                                          Suite 300
                                          Johnstown, PA 15901
                                          Contact:  Frederick L. Deichert, CFO
                                          Phone: (814) 533-7200
                                          Fax:   (814) 533-7220

            BARTECH ANNOUNCES $30 MILLION CAPITAL INVESTMENT PROGRAM

o Bulk of spending earmarked for BarTech's Johnstown, PA and Lackawanna NY facilities

o Program funded through equity investment by Blackstone Capital Partners II Merchant Banking Fund L.P. and its affiliates and Veritas Capital, Inc.

o     Bank Line of Credit also enhanced to provide additional liquidity

o Proceeds from sale of Johnstown, PA property also earmarked for capital projects in Johnstown

September 11, 1997 - Johnstown, PA Thomas N. Tyrrell, President and CEO, today announced a capital program which will significantly enhance the productive capacity of the Company's steelmaking facilities. The announcement comes on the first year's service anniversary for Bar Technologies Inc.'s new management team.

Mr. Tyrrell stated "over the next two years, BarTech will invest over $30 million in its steelmaking facilities. This is expected to provide market growth opportunities and improve operating performance."

Approximately $14 million is expected to be spent on improvements to the Johnstown PA primary mill facility to produce enhanced machinability (including leaded) and bearing steel grades. As a result of the Johnstown capital program, the Company expects to significantly increase its liquid steel output beginning in fourth quarter 1998. Mr. Tyrrell remarked "the Johnstown steelmaking facility has historically produced a wide variety of steel grades. The Johnstown investment program will reinforce our core competency in this area."

The additional production will be used principally to serve BarTech's key cold finished bar customers, including the Company's Bliss & Laughlin Industries Inc. subsidiary. Mr. Tyrrell commented "a significant portion of the enhanced capacity will also be used to further BarTech's growth in the forging and automotive component markets."

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The completion of this project is expected to result in increased production levels for the Johnstown operations which could result in the creation of up to 70 new manufacturing jobs in the area. BarTech currently employs 180 workers at its Johnstown primary operations.

An additional $14 million is earmarked for several projects at the Lackawanna NY 13" bar mill. Of greatest significance is a rolling mill electrical control system, to be installed by ABB Industrial Systems as part of BarTech's productivity partnership with ABB. Mr. Tyrrell stated "the new control system is expected to improve mill productivity and yields, allowing us to better serve our customers. The 13" mill will finally have an electrical control system to match its world class mechanical capabilities."

He added "the time line for completion of this project will minimize mill downtime and sustain customer service." As a result, much of the work will be performed off-line, with installation occurring during future scheduled maintenance outages.

The Lackawanna operation recently added 35 employees with the August startup of a fourth production shift and currently employs 290 workers at the Lackawanna 13" mill.

Mr. Tyrrell stated "these investments underscore BarTech's commitment to steelmaking in Johnstown and Lackawanna. Our workforce and the local communities will benefit by the opportunities these expansion projects will bring."

A further $2 million has been earmarked for various projects at the Company's Bliss and Laughlin Industries, Inc. cold-finishing subsidiary.

The $30 million is being provided through an equity investment made by BarTech's principal owners, Blackstone Capital Partners II Merchant Banking Fund L.P. and its affiliates and Veritas Capital, Inc. Mr. Tyrrell remarked "we are pleased with this vote of confidence from our shareholders, and look forward to realizing the returns on this investment."

In connection with the investment, BarTech also announced that its bank group has agreed to enhancements to its existing line of credit facility which will provide an additional $15 million of available borrowing capacity.

The Company also announced that it has reached tentative agreement with various private and governmental debtholders to use proceeds from the sale of a former billet yard in Johnstown, PA for capital improvements at its Johnstown facility. The property is being sold to a private developer for construction of a commercial strip shopping center. Mr. Tyrrell noted "when completed, the sale will be a win-win situation for all parties. The community benefits with new jobs, the development of vacant property and direct investment in the community's manufacturing base. We will continue working with local officials to find productive, job creating uses for similar properties."

Mr. Tyrrell also stated "We appreciate the ongoing support of Johnstown, Cambria County, the Commonwealth of Pennsylvania, Lackawanna, Erie County and the State of New York in connection with these transactions."

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Separately, the Company announced that its corporate office, including a limited number of salaried headquarters' employees would be relocated. Mr. Tyrrell stated "we have decided to move a limited number of executives and support staff to a region more central to our customer base and manufacturing facilities to best meet BarTech's overall customer needs. This move will not impact any salaried or hourly production workers at the Johnstown facility." The Company will announce the location of its corporate office by the end of 1997.

Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to, general business and economic conditions, competitive factors such as the availability and pricing of steel, fluctuations in demand, potential equipment malfunction, and construction and repair delays.

For further information contact:

Fred Deichert, VP Finance and CFO  (814) 533-7208
Tom Tyrrell, President and CEO (814) 533-7201